As filed with the Securities and Exchange Commission on December 12, 2006	Registration No. 333-__________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

____________________

BRAZAURO RESOURCES CORPORATION
(Exact name of registrant as specified in its charter)

British Columbia (State or other jurisdiction of incorporation or organization)	76-0195574 (I.R.S. Employer Identification No.)

800 Bering , Suite 208

Houston, TX 77057

(Address, including zip code,

of registrant’s principal executive offices)

____________________

Brazauro Resources Corporation 2003 Stock Option Plan

Amended as at July 31, 2006

(Full title of the plan)

Mark E. Jones, III
Brazauro Resources Corporation
800 Bering, Suite 208
Houston, TX 77057

(Name, address and telephone number,

including area code, of agent for service of process)

____________________

Copies to:

Kimberley Anderson

Dorsey & Whitney LLP

U.S. Bank Center

1420 5th Ave, Suite 3400

Seattle WA 98101-4010

(206) 903-8800

____________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, no par value per share	8,124,143 shares issuable pursuant to options outstanding under the Plan	$1.74 (3)(4)	$9,442,415	$1,011
Common Stock, no par value per share	1,800,857 shares issuable pursuant to options that may be granted under the Plan	$0.90(2)(4)	$1,620,772	$174
Total	9,925,000		$11,063,187	$1,185

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional number of shares available for issuance under the plan as may be required pursuant to the plan in the event of a stock dividend, stock split, recapitalization or other similar event, or as otherwise provided for in the plan.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of the Registrant’s Common Stock as quoted on the TSX Venture Stock Exchange on December 8, 2006.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended. The maximum aggregate offering price is based upon the aggregate exercise price of outstanding options

(4)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on December 8, 2006. On such date, the noon buying rate was USD$1.00 = CDN$0.8696.

INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 (this “Registration Statement”) relates to common shares (the “Common Shares”) of Brazauro Resources Corporation (the “Company”) issuable pursuant to the Company’s 2003 Stock Option Plan, as amended (the “Plan”). The Common Shares issuable pursuant to the Plan have not been previously registered.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company, are incorporated by reference in this Registration Statement, as of their respective dates:

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 filed on May 16, 2006, as amended on May 31, 2006;
(b)	the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2006 filed on June 14, 2006;
(c)	the Company’s Quarterly Report on Form 10-Q for the quarter ended July 31, filed on September 19, 2006;
(d)	the Company’s Current Reports on Form 8-K filed on August 3, 2006, September 14, 2006, and December 8, 2006; and
(e)

The description of the Company’s securities contained in the Company’s registration statement on Form 10 filed with the Securities and Exchange Commission on June 23, 1993, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The laws of British Columbia and Brazauro’s articles permit indemnification of its directors and officers against certain liabilities, which would include liabilities arising under the Securities Act of 1933.

Business Corporations Act

The Business Corporations Act (British Columbia) (“BCBCA”) provides that a company may:

•	indemnify an eligible party against all eligible penalties, which include judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, an eligible proceeding, to which the eligible party is or may be liable; and/or

•	after the final disposition of an eligible proceeding, pay the expenses (which includes costs, charges and expenses (including legal fees) but excludes judgments, penalties, fines or amounts paid in settlement of a proceeding) actually and reasonably incurred by an eligible party in respect of that proceeding.

However, after the final disposition of an eligible proceeding, a company is required to pay expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party has not been reimbursed for those expenses, and is wholly successful, on the merits or otherwise, or is substantially successful on the merits, in the outcome of the proceeding. The BCBCA also provides that a company may pay the expenses as they are incurred in advance of the final disposition of an eligible proceeding if the company first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under the BCBCA, the eligible party will repay the amounts advanced.

For the purpose of the BCBCA, an “eligible party”, in relation to a company, means an individual who:

•	is or was a director or officer of the company;

•	is or was a director of another corporation at the time when the corporation is or was an affiliate of the company, or at the request of the company; or

•	at the request of the company, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, and includes, with some exceptions, the heirs and personal or other legal representatives of that individual.

An “eligible proceeding” under the BCBCA is a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation is or may be joined as a party, or is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding. A “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Notwithstanding the foregoing, the BCBCA prohibits indemnifying an eligible party or paying the expenses of an eligible party:

•	if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that such agreement was made, the company was prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if the indemnity or payment is made otherwise than under an earlier agreement and, at the time that the indemnity or payment is made, the company is prohibited from giving the indemnity or paying the expenses by its memorandum or articles;

•	if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the company or the associated corporation,, or as the case may be;

•	in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, if an eligible proceeding is brought against an eligible party by or on behalf of the company or an associated corporation, the company must not indemnify the eligible party or pay or advance the expenses of the eligible party in respect of the proceeding.

Whether or not payment of expenses or indemnification has been sought, authorized or declined under the BCBCA, on the application of a company or an eligible party, the Supreme Court of British Columbia may do one or more of the following:

•	order a company to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order a company to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or any payment under, an agreement of indemnification entered into by a company;

•	order a company to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under this section; or

•	make any other order the court considers appropriate.

The BCBCA provides that a company may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the company or an associated corporation.

Articles of Brazauro

Brazauro’s articles provide that, subject to the BCBCA, Brazauro must indemnify a director, former director or alternate director and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and Brazauro must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Pursuant to Brazauro’s articles, each director and alternate director is deemed to have contracted with Brazauro on the aforementioned terms.

Brazauro’s articles further provide that the Company may indemnify any person, subject to any restrictions in the BCBCA and Brazauro’s articles, and that the failure of a director, alternate director or officer of the Company to comply with the BCBCA or Brazauro’s articles does not invalidate any indemnity to which he or she is entitled under Brazauro’s articles.

Brazauro is authorized by its articles to purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (i) is or was a director, alternate director, officer, employee or agent of the Company; (ii) is or was a director, alternate director, officer, employee or agent of a corporation at a time when the corporation is or was an affiliate of the Company; (iii) at the request of the Company, is or was a director, alternate director, officer, employee or agent of a corporation or of a partnership, trust, joint venture or other unincorporated entity; and (iv) at the request of the Company, holds or held a position equivalent to that of a director, alternate director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, alternate director, officer, employee, or agent or person who holds or held such equivalent position.

Brazauro maintains directors’ and officers’ liability insurance coverage through a policy covering Brazauro and its subsidiaries, which has an annual aggregate policy limit of US$1,786,000, subject to a corporate deductible of US$89,000 per loss for all claims except securities claims for which the deductible is US$134,000. This insurance provides coverage for indemnity payments made by Brazauro to its directors and officers as required or permitted by law for losses, including legal costs, incurred by officers and directors in their capacity as such. This policy also provides coverage directly to individual directors and officers if they are not indemnified by Brazauro. The insurance coverage for directors and officers has customary exclusions, including libel and slander, and those acts determined to be uninsurable under law, or deliberately fraudulent or dishonest or to have resulted in personal profit or advantage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.
Exhibit Number	Description
4.1	2003 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.30 of the Registrant’s Form 10-Q for the quarter ended July 31, 2006 filed on September 19, 2006).
5.1	Opinion of DuMoulin Black LLP
23.1	Consent of Morgan & Company, Chartered Accountants

Exhibit Number	Description
23.2	Consent of DuMoulin Black LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained on signature page).

Item 9.	Undertakings.
(a)	The undersigned registrant hereby undertakes:

(1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas, on November 9, 2006.

BRAZAURO RESOURCES CORPORATION By: /s/ Mark E. Jones, III ______________________________________ Mark E. Jones, III Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mark E. Jones, III his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Mark E. Jones, III___ Mark E. Jones, III	Chief Executive Officer, Director and Chairman (principal executive, financial and accounting officer)	November 9, 2006
/s/ D. Harry W. Dobson D. Harry W. Dobson	Director	November 9, 2006
/s/ Patrick L. Glazier Patrick L. Glazier	Director	November 9, 2006
/s/ Brian C. Irwin Brian C. Irwin	Director	November 9, 2006
/s/ Leendert G. Krol Leendert G. Krol	Director	November 9, 2006
/s/ Daniel B. Leonard Daniel B. Leonard	Director	November 9, 2006
/s/ Dr. Roger Howard Mitchell Dr. Roger Howard Mitchell	Director	November 9, 2006
/s/ Dr. Roger David Morton Dr. Roger David Morton	Director	November 9, 2006

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of Brazauro Resources Corporation in the United States, in Houston, Texas on this 8th day of December, 2006.

By: /s/ Mark E. Jones, III __________________________________ Mark E. Jones, III

EXHIBIT INDEX

BRAZAURO RESOURCES CORPORATION

Exhibit Number	Description
4.1	2003 Stock Option Plan, as amended (incorporated by reference to Exhibit 10.30 of the Registrant’s Form 10-Q for the quarter ended July 31, 2006 filed on September 19, 2006).
5.1	Opinion of DuMoulin Black LLP
23.1	Consent of Morgan & Company, Chartered Accountants
23.2	Consent of DuMoulin Black LLP (contained in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained on signature page).